Exhibit 99.1

FOR IMMEDIATE RELEASE

AXSYS TECHNOLOGIES ACQUIRES CINEFLEX CAMERA SYSTEMS

Conference Call Scheduled for April 13, 2007 at 10:00 am ET

ROCKY HILL, CT — April 12, 2007 — Axsys Technologies, Inc. (NASDAQ: AXYS) today announced that it has acquired substantially all of the assets of Cineflex LLC, a privately held manufacturer of high-precision gyro-stabilized aerial camera systems, for $27 million in cash, with possible additional cash consideration to be paid upon the attainment of certain revenue targets fixed largely over the next 36 months.

Cineflex is a technology leader in the design and manufacture of highly stable, multi-sensor, multi-axis surveillance platforms serving customers in federal and local government, and in the motion picture and electronic news gathering industries.  A pioneer in high-definition aerial surveillance technology, Cineflex develops ultra-stable camera systems for applications such as long range license plate identification and the observation of suspected criminals.  The unique ability of Cineflex’s products to track targets from great distances led to its extensive use for animal photography in the recent BBC/Discovery HD production, “Planet Earth”.  Cineflex employs approximately 25 people at its Grass Valley, California headquarters.  Total unaudited revenue for the 2006 calendar year was $8.7 million with operating income of approximately 25%.

“This acquisition brings critical, high-value technology to Axsys, and opens the door to significant new markets,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies.   “Camera system stabilization is essential in airborne and seaborne surveillance and reconnaissance applications, and Cineflex’s technology is state-of-the-art.  By combining Cineflex’s products and capabilities with Axsys’ expertise in visible and infrared lenses and cameras, Axsys will reinforce its position as the technology leader in the industry.  This highly synergistic transaction is expected to generate $11M in revenue for Axsys during 2007 and will be moderately accretive to earnings after taking into account incremental amortization resulting from merger accounting.”

John Coyle, founder of Cineflex and co-owner, added, “The entire Cineflex team is excited to be joining Axsys Technologies.  The technical fit could not be better, and Axsys’ strong reputation as a leading vertically integrated supplier of surveillance solutions among defense and homeland security customers worldwide is sure to accelerate the growth of our gyro-stabilized camera business.  Together we will clearly be a powerful force in the industry.”

“Cineflex customers are astounded by the stunning images produced by our company’s camera systems,” continued Alan Purwin, co-owner of Cineflex.  “As part of the Axsys team, we intend to accelerate the adoption of this important technology by force protection, homeland security, and first-responder customers worldwide.”

Strategic Highlights:

•                  Significantly enhances Axsys’ market position as a leading supplier of vertically integrated surveillance systems to defense and homeland security customers.

•                  Marries Cineflex’s multi-axis stabilization technology with Axsys’ optics and camera technologies, enabling the development of high-performance, military-grade airborne systems, opening a large new market for both companies.

•                  Vertically integrates the Cineflex multi-sensor camera system with its largest cost driver, the Axsys infrared camera.

•                  Presents new opportunities for Axsys optical products in the motion picture and electronic news gathering industries by leveraging Cineflex’s strong reputation in those markets.

•                  Directly supports Axsys’ strategy to leverage its optics and motion-control capabilities to increase the value-added content of its solutions.

Financial Highlights:

•                  Acquisition is structured as an asset purchase.

•                  Initial transaction consideration of $27 million in cash.

•                  Incremental contingent cash payments of up to $42.5 million are possible if certain revenue targets are exceeded as part of a three-year earn-out agreement.

•                  A second contingent payment of up to 10% of all revenues recognized from multi-year orders in backlog at the end of the earn-out period is possible if revenues in the fourth year from the acquisition date exceed $40 million.

•                  Transaction financed with cash on hand and borrowings under a revolving credit facility.

Conference Call

Management will conduct a conference call to discuss the proposed acquisition on Thursday, April 13, 2007 at 10:00 am ET. Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-866-356-3377 and entering conference pass code 57151357. The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com. A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a vertically integrated supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets.  For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q on file with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the acquisition of Cineflex; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Contacts
Axsys Technologies, Inc.	Axsys Technologies, Inc.
David A. Almeida, CFO	Geoffrey Ling, Director of Investor Relations
(860) 257-0200	(860) 594-5773
Invest@Axsys.com